Exhibit 99.1
Zila Executive and Board Chairman Acquire Stock
PHOENIX, July 10 /PRNewswire-FirstCall/ — Zila, Inc. (Nasdaq: ZILA), announced that the President of its Pharmaceutical division, Frank Bellizzi, acquired 50,000 shares of Zila common stock on Friday, July 6. Additionally, Dr. Bellizzi committed 14% of his salary for the balance of the calendar year to the acquisition of Zila stock pursuant to the Zila Employee Stock Purchase Plan.
In addition, on Monday, July 9, David R. Bethune, Chairman of the Board of Zila, acquired 30,000 shares of Zila common stock.
In another development, Dr. David Sidransky tendered his resignation from the Board, effective August 1, but he will continue to chair the Zila Medical Advisory Board beyond his departure from the Board.
Chairman Bethune, commented, “Dr. Sidransky has been a valuable Board member and I am very pleased that he has agreed to continue to lead Zila’s Medical Advisory Board.”
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is an oral cancer screening company focused on the prevention and treatment of oral disease.
Zila is dedicated to establishing ViziLite(R) Plus as the new standard of care within the medical community for the early detection of oral abnormalities that could lead to cancer, with an initial focus on the dental market through Pro-Dentec(R), a leading designer, manufacturer and marketer of Soft Tissue Management (STM(R)) products. Sold exclusively and directly to dental professionals, Pro-Dentec’s core products include the Rota-dent(R) Professional Powered Brush, the Pro-Select3(R) Piezo-Ultrasonic Scaler System and a suite of pharmaceutical
STM(R) products for both in-office and home-care use.
For more information about Zila, visit http://www.zila.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate, and we disclaim any obligation to update or revise any such forward-looking statements. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to the documents we file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended July 31, 2006, our Current Report on Form 8-K filed on December 28, 2006, and our Form 10-Q for the quarter ended April 30, 2007.
SOURCE Zila, Inc.
CONTACT: Lawrence Gyenes, Chief Financial Officer of Zila, Inc., +1-602-266-6700